Exhibit (h)

                             ADMINISTRATOR AGREEMENT
                   between IOWA PUBLIC AGENCY INVESTMENT TRUST
                      and INVESTORS MANAGEMENT GROUP, LTD.
                       January 1, 2004 - December 31, 2006
                             ADMINISTRATOR AGREEMENT

        This Agreement is made by and between the Iowa Public Agency Investment Trust, an Iowa common law trust formed pursuant to Iowa Code chapter 28E and sections 331.555 and 384.21 (the "Trust"), Investors Management Group, Ltd., an Iowa Corporation (the "Administrator") as follows:

        WHEREAS, the Trust was established in Iowa by a Joint Powers Agreement and Declaration of Trust dated as of October 1, 1987; and

        WHEREAS, the beneficial interest of the Participants under the Joint Powers Agreement and Declaration of Trust in the property of each series of the Trust is divided into Units (the "Units"); and

        WHEREAS, the Trust offers a Fixed Term Automated Investment Program; and

        WHEREAS, pursuant to a Custodian Agreement, dated January 1, 2004 (the "Custodian Agreement"), Wells Fargo Bank Iowa, N.A., is custodian (the "Custodian") to the Trust, and

        WHEREAS, pursuant to an Advisor Agreement dated January 1, 2004 (the "Advisor Agreement"), Investors Management Group, Ltd. is advisor (the "Advisor") to the Trust; and

        WHEREAS, the Trust desires to avail itself of the experience, resources, advice, and assistance of the Administrator and to have the Administrator undertake the duties and responsibilities hereinafter set forth, on behalf of the Trustees of the Trust, as provided herein; and

        WHEREAS, the Administrator is willing to undertake to render such services, on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DELIVERY OF DOCUMENTS

        Section 1.1. Documents Delivered. The Trust has delivered to the Administrator properly certified or authenticated copies of each of the following documents presently in effect and will deliver to them all future amendments and supplements thereto, if any:

               A. Amended Joint Powers Agreement and Declaration of Trust, dated as of October 1, 1987, as amended August 1, 1988 and May 1, 1993 (the "Declaration");

               B. Restated Bylaws of the Trust (the "Bylaws");

               C. Certified resolutions of the Trustees of the Trust authorizing the appointment of Investors Management Group, Ltd., as Administrator of the Trust and approving the form of this Agreement;

               D. Information Statement of the Trust ("Information Statement");

               E. A Certificate of the Secretary of the Trust setting forth the names and specimen signatures of the individuals authorized to act on behalf of the Trust in connection with matters arising hereunder as Authorized Officers.

               F. A copy of the Custodian Agreement dated January 1, 2004.

               G. A copy of the Advisor Agreement dated January 1, 2004.

               H. A copy of the Administrator Agreement dated January 1, 2004.

ARTICLE II. APPOINTMENT, DUTIES AND COMPENSATION.

        Section 2.1. Appointment of Administrator. The Trust hereby appoints Investors Management Group, Ltd. Administrator of the Trust on the terms and for the period set forth in this Agreement, and Investors Management Group, Ltd., hereby accepts such appointment and agrees to perform the services and duties set forth in this Article 2 for the compensation provided in Section 2.15 hereof.

        Section 2.2. Services and Duties. The Administrator shall:
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        A. Supervise all aspects of the Trust*s operations, other than those operations which are to be managed by the Trust*s Advisor pursuant to the Advisor Agreement between the Trust and the Advisor or by the Trust*s Custodian pursuant to the Custodian Agreement between the Trust and the Custodian as such agreements are now in effect and as the same may hereafter be amended from time to time;

        B. Act and operate the Trust in conformity with the Declaration, Bylaws, and the Information Statement of the Trust, with the instructions and directions of the Trustees, and all applicable federal and state laws, rules and regulations, including, but not limited to, the Investment Company Act of 1940 and all rules and regulations promulgated thereunder;

        C. Prepare the Information Statement and such other documents as may be used by the Trust in connection with seeking and obtaining additional Participants;

        D. Furnish the Trust, at the sole expense of the Administrator, with the services of such persons competent to perform such administrative and clerical functions as maybe necessary from time to time in order to provide effective administration of the Trust and maintain or provide for the maintenance of such accounts, books and records as are required by the Declaration, Bylaws, the current Information Statement, and as requested by the Trustees of the Trust;

        E. Provide necessary data for the preparation by the Trust of any and all required tax returns of the Trust;

        F. Prepare monthly statements to the Trust*s Participants;

        G. Prepare periodic updates of the Information Statement;

        H. Maintain accounts and records for the Trustees as required by the Declaration of Trust;

        I. Determine the per-Unit net asset value of each Participant*s account in the Trust as required by the Declaration of Trust and in accordance with generally accepted money market fund accounting standards, and provide reports as required by this Agreement;

        J. Provide written confirmation of each investment and withdrawal of moneys as directed by a Participant, and of each sale or purchase of a fixed term security;

        K. Hold itself available, receive, and process, on behalf of the Trust, applications and registrations from entities desiring to become Participants of the Trust;

        L. Service all Participant accounts in the Trust by, inter alia, answering inquiries during normal business hours from Participants concerning the status of their respective accounts in the Trust and the Trust*s investment program;

        M. Advise the Trustees regarding the methods of seeking and obtaining additional Participants of the Trust;
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        N. At least once each quarter, provide the Trustees with a detailed evaluation of the performance of the Trust based upon such factors as the Administrator shall deem appropriate in light of its knowledge and experience.

        O. Provide and maintain the computerized recordkeeping system (i.e., IPAS Software) for use in facilitating Participant investments and withdrawals into and out of the appropriate Participant account of the Trust.

        P. Provide daily rate information for each portfolio and Fixed Term Automated investment alternatives for distribution to Participants.

        Q. Prepare, provide and maintain all records of the Trust, including all meetings of the Trustees or the sponsoring associations, including agendas and minutes, in accordance with state and federal laws and policies of the Trust.

        R. The Administrator will serve as the primary contact for Participant interaction with the Trust and will facilitate all investment transactions and related money movement services. The Administrator agrees to maintain a minimum of two program representatives available to assist Participants and to maintain a multi-line, audio recorded 1-800 toll free telephone service for the exclusive use by Participants.

        1. The Administrator shall perform the following administrative service in its capacity as primary contact for Participants:

        a. Assist with the opening of new Participant accounts including verification that each Participant is eligible to be a member of the Trust and to participate in Trust programs and that required opening procedures have been followed.
        b. Take telephonic, electronic, oral and/or written investment orders from authorized representatives of the Participants, including verification that each authorized representative is properly documented in accordance with Trust procedures. All telephonic investment instructions shall be audio recorded.
        c. Enter all investment transactions for proper recordation and credit into the web-based participant recordkeeping system ("IPAS Software").
        d. Receive and respond to all electronic, written or telephonic inquiries received by the Administrator on behalf of the Trust including quotation of investment rates, verification of account balances, audit verification responses, transaction history or other aspects relating to the Trust or the Participant's accounts.
        e. Facilitate and process all movement of moneys between the Trust and the Participant's account at the Participant's local financial institution. Money movement methods shall include automated clearing house (ACH), Federal Reserve Bank Wire
                (wire), or check. Such money movement methods established by the Administrator shall require that all Trust or Participant funds be moved only within a "closed system" between the Participant's preauthorized local account and their Trust account. The Administrator shall assure that no Participant disbursements are made to persons or locations outside this preauthorized "closed system". The cost of money movement shall be borne by the Administrator under the terms of this Agreement.
        f. Utilizing standard banking and trust procedures, assure that all moneys received from or on behalf of Participants are fully collected and available to the Trust prior to crediting such moneys to the Participant's account or investing such moneys in Trust investment securities.
        g. Independently verify and reconcile daily with the Advisor, by information provided through the IPAS System, all Participant transactions made, and provide notification to the Custodian of the total amount of funds to be deposited or withdrawn from the Custody account/s representing such Participant transactions. The Administrator shall have sole authority to direct the withdrawal of funds from the Custody Account/s, with the exception of the Trust having such authority by giving written instruction to the Custodian pursuant to Section 3.2(d) of the Custodian Agreement.

        h. Receive and verify on behalf of the Trust all withdrawal requests representing authorized payment of fees and expenses of the Trust, and direct such payment from the appropriate Trust custody account/s in accordance with authorizations given by the Trust.
        i. There shall be established by the Trust an internal control structure to assure compliance with the Declaration of Trust, the Agreements, Trust policies and procedures, and applicable laws and rules. In conjunction with the Trust appointed legal counsel and public accounting firm, provide support and assistance with audits and reviews as required by the Trust.
                Section 2.3. Credit of Deposits. Upon receiving an investment request by or on behalf of a Participant, the Administrator shall enter the transaction into the IPAS Software for recordation and proper credit to be given to the Participant by the Advisor including credit for Trust Units or individual securities purchased through the Fixed Term Automated Investment Program. The Administrator shall facilitate the movement of money related to all investment transactions and shall, upon giving notice to the Custodian, credit such money to the appropriate account of the Trust. An investment request made by a Participant in the form of a telephonic or electronic authorization shall be deemed to constitute the presentation of an investment request. The Administrator shall forward a transaction confirmation evidencing each investment and a monthly account summary evidencing all investments within a month for each Participant account.

        Section 2.4. Redemption and Payment of Units. Upon receiving a withdrawal request by or on behalf of a Participant for the redemption of Trust units or the sale of securities held through the Fixed Term Automated Investment Program, the Administrator shall enter the transaction into the IPAS Software for recordation and for the proper redemption of Trust units or sales of Fixed Term Securities by the Advisor. The Advisor shall advise the Administrator of the amount to be withdrawn from the appropriate account held by the Custodian for the Units to be redeemed or the amount to be withdrawn for investments redeemed or sold pursuant to the Fixed Term Automated Investment Program. A withdrawal request made by a Participant in the form of a telephonic or electronic authorization shall be deemed to constitute the presentation of a withdrawal request. Upon processing a withdrawal request, the Administrator shall, upon first giving notice to the Custodian, make payment of the requested amount to the applicable Participant by facilitating the movement of money to the Participant's account at its local financial institution out of the moneys held in the applicable Trust portfolio account or Fixed Term Securities account; provided however, that if the amount being withdrawn by a Participant exceeds the amount in the Participant's account, payment shall not be made in whole or in part. The Administrator shall forward a transaction confirmation evidencing each withdrawal and a monthly account summary evidencing all withdrawals within a month for each Participant account.

        Section 2.5. Suspension of Redemptions. The Administrator shall not honor any requests for redemption during any period with respect to which the right of withdrawals and redemptions by Participants have suspended temporarily pursuant to the terms of the Declaration.

        Section 2.6. Determination and Reporting of Fixed Term Automated Investment Yields. Written confirmations of investments issued and mailed to Participants will include a complete description of the instrument, including the par amount, the interest or coupon rate of the instrument and its maturity date. The actual purchase price will be shown including the premium or discount paid, the amount of accrued interest, if any (which will be recovered on the next interest payment date), and the yield on the instrument (calculated as described in the Information Statement, net of all expenses).

        Yields quoted on investments are the net return to the Participant after deducting annual expenses. In the event an investment is sold or redeemed prior to maturity the return will be reduced by the amount of any unamortized expenses.
        Because market rates on longer-term investments fluctuate daily, rates quoted by the Administrator may change during the course of the day. However, no transactions will be consummated at a rate more than one quarter of a percent below the quoted rate without the transaction first being reconfirmed with the Participant.

        Section 2.7 Daily Valuations. The Administrator shall value the investment portfolio of each series once each day, as of the close of the New York Stock Exchange (currently 3:00 p.m. Des Moines time). Valuations will be made on an amortized cash basis. Except for Federal holidays and other holidays that are officially observed by commercial banks in Iowa, the Trust is required to compute the net asset value of each series on each day the New York Stock Exchange is open for trading or during which there is a sufficient degree of trading in its portfolio securities that its net asset value may be materially affected. Valuations shall be recorded by the Administrator. Reports shall be confirmed in writing, at the end of each month.

        Section 2.8. Weekly Valuations. The Administrator shall value the investment portfolio of the Trust on a market value basis once each week on Wednesday (or, if Wednesday is a Federal holiday or a holiday officially observed by commercial banks in Iowa, on the next succeeding non-holiday business day) by 3:00 p.m. Des Moines time. The market value shall be as of the close of business on Wednesday; provided, however, that if such Wednesday was a Federal holiday or a holiday officially observed by commercial banks in Iowa, the valuation shall be performed as of the preceding non-holiday business day. Such value shall be recorded and shall be confirmed in writing at the end of each month.

        Section 2.9. Asset Valuation and Monitoring Compliance. 1. The Advisor shall monitor the deviation between valuing the portfolio securities using the amortized cost method and using market values by

        a) Determining as frequently as necessary, but no less frequently than once a month, the percentage change in interest rates which could occur without the net asset value per share being impacted by more than 1/2 of 1 percent;
        b)      Reviewing the change in interest rates daily; and
        c) Verifying at least monthly the accuracy of the method used to monitor daily the deviation by valuing the assets at market using either:

                1.      Actual quotations, or
                2. Calculations of market values done by an independent broker or pricing service based upon yield data derived from market quotations for sufficient numbers and types of instruments to be a representative sample of each class of instrument held by the Fund, both in terms of the types of instruments, as well as the differing quality of the instruments.

        Section 2.10. Monthly Reports. The Administrator shall prepare and furnish to the Trustees no later than the fifteenth (15th) Iowa banking day of each month: (I) a list of the Trust assets of each series as of the last day of the preceding month, (ii) a list of all outstanding Fixed Term Automated Investment Program investments, and (iii) the confirmation of the daily and weekly valuations of each series of the investment portfolio of the Trust.

        Section 2.11.  Reports to Trustees

        1. The Administrator shall report promptly to the Trustees:

        a. A change in interest rates or any other factor which causes the deviation to become $.997 or $1.003 and a recommendation as to the steps to be followed to avoid any change in net asset value.
        b. A rating down grade from a rating service being used by the Advisor on a security owned by the Fund with information necessary to reassess whether the security presents minimal credit risks and a recommendation of the action it believes is in the best interest of the Fund and its shareholders.
        c. Whenever the Administrator becomes aware any rating service has rated a security owned by the Fund below its second highest rating with information necessary to reassess whether the security presents minimal credit risks and a recommendation of the action it believes is in the best interest of the Fund and its shareholders or advise the Fund the security has been sold within five business days of the Administrator becoming aware of the new rating.
        d. Any security owned by the Fund which defaults, has ceased to be an Eligible Security, or presents more than a minimal credit risk with information necessary to determine whether, in the best interest of the Fund, to dispose of the security or to advise the Board that the security has been disposed of in an orderly fashion.

        2. The Administrator shall report on each Fund as promptly as possible following the end of each quarter the result of the verifications of the daily monitoring, the method or independent source used to value assets at market, and the range of deviations during the quarter.

        3. The Administrator shall report on each Fund annually that the written procedures have been followed, that they continue to be appropriate, that all systems used to compute net asset values and monitor deviation have been tested during the year and provide information in a manner consistent with the requirements of the written procedures and in conformity with the provisions of Rule 2a7.

        4. The Administrator will present the following information at each quarterly meeting of the Board of Trustees: a. Current financial condition and changes since last meeting. b. Current Portfolio and Approval of Investments since last meeting. c. Review 12b-1 Expenditures.

        d. A statement of the Trust*s transactions during the preceding month for each series.

        Section 2.12. Record Keeping.

        1. The Administrator shall maintain current information evidencing an evaluation of the creditworthiness of the issue for all securities owned by the Funds.

        2. The Administrator shall maintain a record for a period of six years evidencing the evaluation of the creditworthiness of the issuer of any security that was a subject of a report to the Board.

        3. The Administrator may maintain all records in a manner most convenient to it.

        Section 2.13. Filing of Forms with Secretary.

        1. File Form NSAR with SEC by March 1 and August 29 in each year.

        2. File Post-Effective Amendment to Form -1 Registration Statement with SEC by October 29 in each year.

        Section 2.14. Technology.

        1. Definitions

        a. "IPAIT Data" means Trust participant names and account-related information.
        b. "IPAIT Content" means all materials provided by Administrator hereunder, including but not limited to text, graphics, or materials generated in any form or media.
        c.      "IPAIT Site" means the Universal Resource Locator www.ipait.org.
        d.      "IPAS Software" means web-based participant record-keeping system under the domain name www.IPASonline.com.
        e.      "Work" means the work performed under this section 2.14.

2.      Web Site-www.ipait.org

        a. Administrator shall post IPAIT Content and maintain and modify the IPAIT Site or other Work as otherwise mutually agreed to in writing by the parties. All Work performed shall be done within a mutually agreeable time frame.

        b. Trust shall own the IPAIT Site and Administrator shall register or renew the Trust's Site with all appropriate agencies in IPAIT's name. Administrator shall renew the registration of the IPAIT Site as required, shall act as the Administrative, Technical, Zone and Billing Contact when registering or renewing the IPAIT Site, and provide annually to Trust proof of registration or renewal of the IPAIT Site. Upon termination or expiration of this Agreement, Administrator shall also notify all URL agencies of the successor Administrative, Technical, Zone and Billing Contact when registering or renewing the IPAIT Site and shall provide written evidence of such notification to Trust prior to the date this Agreement terminates or expires.
        c. Unless otherwise specified in this Agreement, all graphics and other visuals designed for Trust, content written for Trust, and all intellectual property rights therein shall be deemed to be the sole and exclusive property of Trust and shall be deemed to be a "work made for hire" and made in the course of the services rendered under this Agreement. To the extent that any title to any such content, graphics and other visuals may not, by operation of law, vest in Trust or such works may not be considered works made for hire, all right, title and interest therein shall be irrevocably assigned to Trust. All such content, graphics and other visuals shall belong exclusively to Trust with Trust having the right to obtain and to hold in its name copyrights, registrations or such other protection as may be appropriate to the subject matter, any extensions and renewals. Although registering of any copyrights or other intellectual property rights shall be the sole responsibility of Trust, Administrator agrees to provide reasonable assistance and cooperation to Trust to acquire, transfer, maintain, perfect, and enforce the intellectual property rights in the content, graphics and other visuals, including but not limited to execution of assignment of ownership or other documents as may be reasonably required by Trust.
        d. Administrator shall provide to Trust all source codes for any programming or Work performed under Section 2.14(2), if any. e. Administrator shall be responsible for obtaining any rights, licenses, clearances, releases, or other permissions necessary to place IPAIT Content on the IPAIT Site.
        f. Trust shall be responsible for obtaining any rights, licenses, clearances, releases, or other permissions necessary to place content written by Trust on the IPAIT Site.
        g. Trust shall own all IPAIT Data and Administrator shall provide all necessary assistance to Trust or third parties authorized by Trust to allow IPAIT access to use or transfer of the IPAIT Data.

3.      IPAS Software-www.IPASonline.com

        a. For a period of three (3) years after a termination of this Agreement or change in relationship between Trust and Administrator ("Time Period"), such that Administrator no longer provides administrative services to Trust through the IPAS Software, Administrator grants Trust a license to use the IPAS Software and all related materials and products developed or prepared for Trust and Administrator shall allow Trust access to and use of all source code(s) for the IPAS Software and IPAIT Data for the sole purpose of providing administrative services to Trust participants during the Time Period.

        b. During the Time Period, Trust shall pay Administrator a license fee of $1,000 per month. Trust may terminate the license and the license fee during the Time Period by providing a thirty (30) day written notice to Administrator.

        c. At the commencement of the Time Period, Administrator shall, at no additional cost, provide all necessary assistance to Trust and third parties authorized by Trust to transfer IPAIT Data to a location designated by Trust. Any costs associated with conversion or transfer of IPAIT Data shall be the sole responsibility of Trust.

4.      Warranties and Representations

        a. Administrator represents and warrants that it is the owner of or otherwise has the right to use, distribute, and license or sublicense all materials and methodologies used in connection with providing the services and products which are the subject of this Section 2.2(N), that such materials and methodologies (other than information or materials supplied by Trust and accurately reproduced in the Work) shall not infringe any copyright or other proprietary right of a third party, and that Administrator will comply with all applicable laws and regulations in performance of its obligations hereunder. Administrator represents and warrants that (1) the Work to be performed and services to be provided by it under this Section
                2.14 will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel; (2) the Work will be configured using commercially reasonable technical specifications; (3) the Work will operate in conformance with the terms of this Section 2.14;
                (4) the Work to be performed by it under this Section 2.14 will not violate any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control, unfair competition, anti-discrimination or false advertising; (5) the Work to be performed by it under this
                Section 2.14 will not be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (6) the Work to be performed by it under this Section 2.14 will not be obscene, child pornographic, or indecent; and (7) the Work to be performed by it under this Section 2.14 will be free of any software disabling devices, internal controls, or computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information.
        b. Administrator agrees to defend at its own cost and expense any claim or action against Trust, its subsidiaries and/or affiliated companies, for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on any Work furnished to Trust by Administrator under this Section 2.14 or the use thereof by Trust.


        Section 2.15. Compensation. For the services to be rendered and the obligations assumed by the Administrator pursuant to this Agreement, the Trust will pay to the Administrator as full compensation a fee as provided in attachment Exhibit A. The Administrator shall pay all expenses associated with the performance of this Agreement.

ARTICLE III. EXPENSES

        Section 3.1. Expenses Paid by Administrator. The Administrator shall pay the following expenses, in addition to the expenses to be paid by it pursuant to
Article 2 above:

        A. Employment of a minimum of two full-time service representatives, including office space, supplies and incidental support necessary for the performance of this Agreement.

        B. Cost of administering the Administrator Agreement and participating in the planning and organizational development and general support of the Trust and its programs, including cost of Administrator's legal counsel.

        C. Cost of providing Participant money movement, whether by Federal Reserve Bank Wire, automated clearing house, or other bank transfer methods.

        D. All expenses associated with the development, installation, maintenance, updating and use of the IPAS Software. Section 3.2. Expenses Paid by the Trust. All expenses of the Trust not allocated to the Administrator pursuant to Section 3.1 hereof shall be paid by the Trust, including, but not limited to the following:

                (i)     Interest and taxes, if any;
                (ii)    Brokerage commissions;
                (iii)   Compensation (if any) and expenses of Trustees;
                (iv)    Legal, audit and accounting expenses of the Trust;
                (v)     Fees and expenses of the Custodian and the Advisor;
                (vi) Costs of appropriate insurance written by reputable insurers for the Trust and its interests;
                (vii) Expenses incidental to holding meetings of the Trustees or its Participants;
                (viii) Nonrecurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and
                (ix) Trust operations expenses incurred directly by the Trust and authorized by the Trustees.

ARTICLE IV.  LIMITATIONS OF LIABILITY

        Section 4.1. Trust*s Liability Limitation. The Trust has been created pursuant to the Declaration, a copy of which has been delivered to the Administrator. Reference is hereby made to Article V of such Declaration which contains certain provisions limiting the liability of the Trustees, Participants, officers, employees and agents of the Trust. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, Participants, officers, employees or agents of the Trust, and only that portion of the Trust Property necessary to satisfy the obligations of the Trust arising hereunder shall be bound or affected by the operation of this Agreement. When dealing with third parties on behalf of the Trust, the Administrator shall include such recitals in written documents as may be reasonably requested by the Trust pursuant to the provisions of the Declaration regarding the limitation of liabilities of the Trustees, Participants, officers, employees and agents of the Trust to the third parties.

        Section 4.2. Indemnification. The Administrator will indemnify, hold harmless, and protect the Trust against any damages, claims, liability, and costs, including attorneys' fees, proximately caused by the Administrator's negligent error or omission in the performance of any professional services within the responsibility of the Administrator or to any breach of duty or obligation assumed by or required by the Administrator under the terms of this Agreement.

        Section 4.3. Administrator's Liability Limitation. The Administrator assumes only those duties and obligations expressly identified herein. It specifically assumes no responsibility for the management, investment or reinvestment of the assets of the Trust. The responsibility for the proper and timely management, investment and reinvestment of those assets shall be that of the Trust and the Advisor.

        The Administrator shall not be liable for any action taken or neglected to be taken by it in good faith in the exercise of reasonable care and believed by it to be within the discretion or power conferred upon it by this agreement, nor shall the Administrator be responsible for the consequences of any error of judgment unless negligent or lacking in good faith; and the Administrator shall not be answerable except for its own action, neglect or default, nor for any loss unless the same shall have been through the negligence or want of good faith by the Administrator. To the extent authorized by law, the Trust will indemnify the Administrator for, and hold it harmless against, any liability incurred by the Administrator for which it is not answerable pursuant to this paragraph including costs and expenses incurred (including attorneys fees) as a result of any claim of liability.

ARTICLE V.  INSURANCE REQUIREMENTS

        5.1 The Administrator shall purchase and maintain such insurance as will protect the Administrator from Claims set forth below which may arise out of or result from the Administrator's operations under this Agreement, whether such operations be by the Administrator or by any sub-contractor or by anyone directly or indirectly employed by and of them, or by anyone for whose acts any of them may be liable:

        A. Claims under Workers' Compensation, disability benefit, and other similar employee benefit acts.

        B. Claims for damages because of bodily injury, occupational sickness or disease, or death of the Administrator's employee.

        C. Claims for damages because of bodily injury, sickness or disease, or death of any person other than Administrator's employee.

        5.2 The insurance to be maintained by Administrator shall be written as follows:

        A. Workers' Compensation and Employers Liability Insurance as prescribed by Iowa law minimum limits shown below covering Employers Liability:

                o       Bodily Injury by accident $500,000 each accident
                o       Bodily Injury by disease $500,000 each accident
                o       Bodily Injury by disease $500,000 policy limit

        B. Commercial General Liability Insurance Combined Single Limits shown below covering Bodily Injury, Property Damage and Personal Injury:


                o       General Aggregate Limit $2,000,000
                o       Products-Completed Operations Aggregate Limit $2,000,000
                o       Personal and Advertising Injury Limit $1,000,000
                o       Each Occurrence Limit $1,000,000
                o       Fire Damage Limit (for any one fire) $ 50,000
                o       Medical Damage Limit (any one person) $ 5,000

        C. Automobile Liability insurance, covering all owned, non-owned, hired and leased vehicles with a minimum combined single limit for Bodily Injury and Property Damage of $1,000,000 per accident. Insurance must include Contractual Liability.

        D. Bankers Professional Liability Insurance covering activities of this Agreement.

                o       Limit: Minimum of $5,000,000 each claim
                o       $5,000,000 aggregate
                        Retention per loss: Please state.

                 This insurance must include the following features.

                        1. Coverage for all premises and operations. The policy shall be endorsed to provide the Aggregate Per Project Endorsement.
                        2.      Personal and Advertising Injury.
                        3.      Operations by independent service providers.
                        4.      Contractual Liability coverage.
                        5. Coverage for property damage underground or damage by explosion or collapse (XCU).
                        6. Umbrella/Excess Insurance - At Administrator's option, the limits specified in the contract may be satisfied with a combination of primary and Umbrella/Excess Insurance.
                        7. Additional Insured - The Administrator will include the Trust as additional insured on all policies except Worker's Compensation as respects all work performed under this Agreement.
                        8. Insurance Certificates - Each policy noted above shall be issued by an insurance company authorized to write such insurance in the State of Iowa and shall be reasonably acceptable to the Trust. These insurance policies shall not be cancelled without at least 10 days prior written notice to the Trust. A properly executed Certificate of Insurance showing evidence of these insurance requirements shall be delivered to the Trust prior to the commencement of work.

        E. Subrogation. To the extent that such insurance is in force and collectible and to the extent permitted by law, the Trust and Administrator each hereby releases and waives all right of recovery against the other or anyone claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall apply to damage to Administrator's equipment, tools, and other personal property as well as automobiles. A Waiver of Subrogation is also required as respects the Administrator's Workers Compensation insurance.

ARTICLE VI. DURATION AND TERMINATION

        Section 6.1. Term of Agreement. This Agreement, unless sooner terminated as provided in Section 5.2 or 5.3 hereof, shall continue until midnight, December 31, 2006.

        Section 6.2. Early Termination. Notwithstanding the provisions of the preceding Section 5.1, this Agreement may be terminated at any time by either party, without the payment of any penalty by either party upon sixty (60) days written notice.

        Section 6.3. Termination on Assignment, This Agreement automatically and immediately terminates without notice or penalty in the event of its assignment by any party hereto without the giving of prior written consent to such assignment.


ARTICLE VII. CONSULTATION AND RELIANCE
        Section 7.1. Consultation with Counsel. The Administrator may consult with reputable and experienced legal counsel (who may be counsel to the Trust) concerning any question that may arise with reference to its duties under this Agreement, and the opinion of such counsel is full and complete protection in respect of any action taken or omitted by the Administrator in good faith and in accordance with such opinion.

        Section 7.2. Reliance on Certificates. The Administrator is not liable and is fully protected in relying upon any notice, instrument, direction or other communication that the Administrator reasonably believes (based on the most recent certificate of the Secretary of the Trust that has been received by the Administrator) to have been given by an individual authorized to act on behalf of the Trust.


ARTICLE VIII. MISCELLANEOUS

        Section 8.1. Amendments. This Agreement shall not be modified or amended without the consent of each party hereto, which consent must be evidenced by an instrument in writing executed by each party hereto, or by their respective successors or permitted assigns.

        Section 8.2. Captions. The captions in this Agreement are included for convenience of reference only and shall in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

        Section 8.3. Severability. If any provision of this Agreement shall be held invalid under any applicable statute or regulation or by a decision of a court of competent jurisdiction, this invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions are severable.

        Section 8.4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 8.5. Notices. Notices or consents of any kind required or permitted under this Agreement shall be in writing and shall be deemed duly delivered if delivered in person or if mailed by certified mail, return receipt requested, or telegraph, postage prepaid, to the appropriate party as follows:

        If to the Trust:
        Iowa Public Agency Investment Trust
        c/o Edgar H. Bittle
        Ahlers & Cooney, P.C.
        100 Court Avenue, Suite 600
        Des Moines, Iowa 50309

        If to the Administrator:
        Investors Management Group, Ltd.
        1415 28th Street, Suite 200
        West Des Moines, Iowa 50266
        Attention: Mark McClurg

        If to the Custodian:
        Wells Fargo Bank Iowa, N.A.
        Investment Management and Trust Department
        666 Walnut

        P.O. Box 837 Des Moines, IA 50304
        Attention: Vice President Custody Services

or at such other address or to the attention of such other individual specified by written notice.

        Section 8.6. Entire Agreement. This Agreement, and the documents delivered pursuant to Section 1.1 constitute the entire agreement between the parties.

        Section 8.7. Applicable Law. This Agreement shall be deemed to have been executed in the State of Iowa, and the laws of the State of Iowa govern the construction of this Agreement and the rights and remedies of the respective parties hereto.

        Section 8.8. Enforcement and Waiver. Each party has the right at all times to enforce the provisions of this Agreement in strict accordance with the terms, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure to enforce its rights under those provisions, strictly in accordance with the same, is not construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the respective parties are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

        Section 8.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

        Section 8.10. Compliance with Laws, Rules and Regulations. Anything in this Agreement to the contrary notwithstanding, the Administrator shall refrain from any action which, in its reasonable judgment, or in the judgment of the Trustees of which the Bank has written notice, would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or its Participants or which would not be permitted by the Declaration.

        Section 8.11. Opinions and Reports. The Administrator shall provide such opinions and reports of legal counsel and certified public accountants as may be requested regarding the Administrator Agreement and relationship with the Trust and the adequacy and sufficiency of accounting, record keeping, and reporting obligations pursuant to this Agreement.

        Section 8.12. Effectiveness. This Agreement shall take effect January 1, 2004.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 27th day of August, 2003.

                                    IOWA PUBLIC AGENCY INVESTMENT TRUST
                                    By /s/ Don Kerker
                                    ----------------------------------------
                                           Don Kerker Chair




                                    INVESTORS MANAGEMENT GROUP, LTD.
                                    By /s/ James I. Mackay
                                    ----------------------------------------
                                           James I. Mackay, President

                                    EXHIBIT A
        The Administrator shall receive a program support and development fee payable monthly and computed at an annual rate equal to .08% of the Trust's average daily assets of the Diversified Portfolio and the DGO Portfolio.

        The annual administrator fee shall be payable monthly and computed at an annual rate equal to .140% of the Trust's average daily assets up to $150 million for that Portfolio.

        If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $150 million but less than $250 million, the fee shall be .12% of the Trust's average daily assets for that amount in excess of $150 million for that Portfolio.

        If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $250 million, the fee shall be .10% of the Trust average daily assets for that amount in excess of $250 million for that Portfolio.

        The annual fee for operating the Fixed Term Automated Investment Program will be 44.90% of the fee collected on securities purchased through the Fixed Term Automated Investment Program in accordance with the schedule of fees approved by the Trustees, the Administrator, the Advisor, and the Custodian. Such fee will be paid by Participants from earnings on the amount invested pursuant to the Fixed Term Automated Investment Program.

        Subject, to the foregoing, the fee shall be computed daily and paid monthly. The fee may be modified upon the mutual agreement of the parties to this Agreement in writing.

                      AMENDMENT TO ADMINISTRATOR AGREEMENT
                                     BETWEEN
                       IOWA PUBLIC AGENCY INVESTMENT TRUST
                                       AND
                        INVESTORS MANAGEMENT GROUP, LTD.


        The Amendment to the Administrator Agreement is made by and between the Iowa Public Agency Investment Trust, an Iowa common law trust formed pursuant to Iowa Code chapter 28E and sections 331.555 and 384.21 (the "Trust"), and Investors Management Group, Ltd., an Iowa corporation (the "Administrator") as follows:

        WHEREAS, the Trust was established in Iowa by a Joint Powers Agreement and Declaration of Trust dated as of October 1, 1987; and

        WHEREAS, the beneficial interest of the Participants under the Joint Powers Agreement and Declaration of Trust in the property of each series of the Trust is divided into Units (the "Units"); and

        WHEREAS pursuant to an Administrator Agreement, dated January 1, 2004 (the "Administrator Agreement"), Administrator is the Administrator for the Trust; and

        WHEREAS the Trust and Administrator mutually agree to amend the Investment Administrator Agreement pursuant to Article VIII, Section 8.1 of the Administrator Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to revise Exhibit A to the Administrator Agreement as follows:

1. Exhibit A shall hereby be amended to read as follows:

                                    EXHIBIT A


        The Administrator shall receive a program support and development fee payable monthly and computed at an annual rate equal to .08% of the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio.

        The annual administrator fee shall be payable monthly and computed at an annual rate equal to .13% of the Trust's average daily assets up to $100 million. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $100 million but less than $250 million, the fee shall be .12% of the Trust's average daily assets for that amount in excess of $100 million for that Portfolio. If the Trust's average daily assets of the Diversified Portfolio or the DGO Portfolio are greater than $250 million, the fee shall be .10% of the Trust's average daily assets for that amount in excess of $250 million for that Portfolio.

        The annual fee for operating the Fixed Term Automated Investment Program will be 44.90% of the fee collected on securities purchased through the Fixed Term Automated Investment Program in accordance with the schedule of fees approved by the Trustees, the Administrator, the Administrator, and the Custodian. Such fee will be paid by Participants from earnings on the amount invested pursuant to the Fixed Term Automated Investment Program.

        Subject to the foregoing, the fees shall be computed daily and paid monthly.

        The fee may be modified upon the mutual agreement of the parties to this Agreement in writing.

2. This Amendment to the Administrator Agreement shall take effect November 1, 2005.

        IN WITNESS WHEREOF, the parties hereby have hereby have caused this instrument to be executed by their officers designated below as of the 26th day of October, 2005.

IOWA PUBLIC AGENCY INVESTMENT TRUST           INVESTORS MANAGEMENT GROUP, LTD.


By /s/ Tom Hanafan                            By /s/ Jeff Lorenzen
-----------------------------------           ----------------------------------
       Tom Hanafan                                   Jeff Lorenzen